Daybreak Oil and Gas, Inc.
1414 S, Friendswood Dr.
Suite 212
Friendswood, TX 77546

Re: Securities and Exchange Commission Annual Report on Form 10-K

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name PGH Petroleum and Environmental Engineers, LLC; and to references to PGH Petroleum and Environmental Engineers LLC an independent petroleum engineering firm; and to the inclusion of information contained in our reports as of May 16, 2023, in your Annual Report on Form 10-K for the year ended February 28, 2023 to be filed on or around January 18, 2024

PGH Petroleum and Environmental Engineers, LLC
Texas Firm Registration No. F-9137
Austin, Texas
January 18, 2024